Exhibit 99.1

TXI Capital Trust I Calls for Partial Redemption of 5.5% Shared Preference Redeemable Securities

DALLAS, TEXAS – January 23, 2007 – Texas Industries, Inc. (NYSE: TXI) today announced that its subsidiary, TXI Capital Trust I, has called for the redemption of $60.0 million in aggregate liquidation amount of its 5.5% Shared Preference Redeemable Securities (NYSE: TXI PrS), or trust securities, of which there is currently outstanding $159.7 million in liquidation amount.  The trust securities will be redeemed on February 22, 2007.  The redemption price per trust security is $50.3896, which is equal to the liquidation amount per trust security ($50.00) plus accrued and unpaid distributions to the redemption date.

Notice of redemption is being sent to the registered holder of the trust securities.  Copies of the notice of redemption may be obtained from The Bank of New York Trust Company, N.A., Attention: Exchanges, 2001 Bryan Street, 9th Floor, Dallas, Texas 75201 (phone: 800-275-2048).

The trust securities are held only in book-entry form through The Depository Trust Company (the “DTC”).  The DTC will redeem the trust securities pro rata in accordance with its procedures and will notify holders.

Each of the trust securities (liquidation amount $50.00 per trust security) is convertible into common stock of Texas Industries, Inc. at the rate of .97468 shares of common stock per trust security.  Prior to 5:00 p.m., New York City time, on February 21, 2007, holders of trust securities called for redemption may convert their trust securities into shares of common stock by delivering a conversion request either (i) to The Bank of New York Trust Company, N.A., as conversion agent, in accordance with the terms of the trust securities, or (ii) in accordance with DTC conversion procedures.  As long as the market price of TXI common stock is greater than $51.6987, upon conversion, holders of trust securities will receive shares of TXI common stock (including cash paid in lieu of fractional shares) having a market value greater than the amount of cash that they would be entitled to receive upon redemption.

Any trust securities outstanding on January 23, 2007 and converted into common stock before 5:00 p.m. New York City time on February 21, 2007, will be deemed securities selected for redemption on the redemption date, and holders will not be entitled to receive the redemption price for those securities, nor to have any other outstanding securities redeemed in lieu of the converted securities.

Holders of trust securities called for redemption who do not convert their securities into common stock will have such securities redeemed on February 22, 2007.  Upon redemption, they will receive $50.3896 per trust security, which is equal to the liquidation amount per trust security ($50.00) plus accrued and unpaid distributions to, but excluding, the redemption date.  On and after the redemption date, distributions on the redeemed securities will no longer accrue, the redeemed securities will no longer be deemed outstanding, and all rights with respect thereto will cease.

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TXI Capital Trust I Calls for Partial Redemption of 5.5% Shared Preference Redeemable Securities

This press release shall not constitute an offer to sell, or the solicitation to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on our business, the level of construction activity in our markets, abnormal periods of inclement weather, unexpected periods of equipment downtime, changes in the cost of raw materials, fuel and energy, and the impact of environmental laws and other regulations.   For further information refer to our reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K.

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregates, ready-mix concrete and concrete products.

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